                                                Filed Pursuant to Rule 424(b)(3)
                                                               File No.333-78775

PROSPECTUS

                                5,000,000 Shares

                              MEDAPHIS CORPORATION

                                  Common Stock

     The following stockholders may offer and sell up to 5,000,000 shares of our common stock under this prospectus: The Canopy Group, Inc. f/k/a NFT Ventures, Inc., Mark Rogers and NP Ventures, Ltd. The selling stockholders acquired these shares from us in connection with the settlement of various claims against us.

     The selling stockholders may sell their shares of common stock through public or private transactions at prevailing market prices or at privately negotiated prices. See "Plan of Distribution". We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.

     Our common stock is listed on the Nasdaq National Market under the symbol "MEDA". On June 3, 1999, the last sale price of our common stock as reported by Nasdaq was $4.50 per share.

     Our principal executive offices are located 2840 Mt. Wilkinson Parkway, Suite 300, Atlanta, Georgia 30339-3632, and our telephone number is (770) 444-5300.

                           -------------------------

    THIS INVESTMENT INVOLVES RISKS.  SEE "RISK FACTORS" BEGINNING ON PAGE 4.
                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is June 4, 1999
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                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Additional Information......................................    2
Incorporation of Certain Documents by Reference.............    3
Cautionary Notice Regarding Forward-Looking Statements......    3
Risk Factors................................................    4
The Company.................................................    8
Use of Proceeds.............................................    8
Selling Stockholders........................................    9
Plan of Distribution........................................   10
Legal Matters...............................................   11
Experts.....................................................   11

                             ADDITIONAL INFORMATION

     We file annual, quarterly, and current reports, proxy statements, and other documents with the Commission. You may read and copy any document we file at the following locations of the Commission:

Public Reference Room            New York Regional Office         Chicago Regional Office
450 Fifth Street, N.W.           7 World Trade Center             500 West Madison Street
Room 1024                        Suite 1300                       Suite 1400
Washington, D.C. 20549           New York, New York 10048         Chicago, Illinois 60661

     You may call 1-800-SEC-0330 for more information on the Commission's public reference facilities. You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission also maintains an Internet site at http://www.sec.gov that contains reports, proxy statements and other information about issuers, like Medaphis, who file electronically with the Commission. In addition, you can inspect reports, proxy statements and other information about Medaphis at the offices of The Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. Also, you can find more information about Medaphis on our Internet website at http://www.medaphis.com. However, information contained in or linked to our website does not constitute part of this prospectus and is not, and shall not be deemed to be, incorporated into this prospectus by reference.

     This prospectus is part of a registration statement that we filed with the Commission. The registration statement contains more information than this prospectus regarding Medaphis and our common stock, including certain exhibits. You can get a copy of the registration statement from the Commission at the addresses listed above or from its Internet site.

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

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows us to "incorporate" into this prospectus information we file with the Commission in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the Commission will automatically update and, to some extent, supersede this information. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering of these shares:

          (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

          (b) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999;

          (c) Current Report on Form 8-K filed May 5, 1999 (event date April 20,
     1999);

          (d) The description of common stock set forth in the registration statement on Form 8-A/A filed May 22, 1996, and any amendment or report filed for the purpose of updating such description; and

          (e) The description of Rights set forth in the registration statement on Form 8-A filed February 12, 1999, and any amendment or report filed for the purpose of updating such description.

     We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference in this prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference in this prospectus). Requests should be directed to Medaphis Corporation, 2840 Mt. Wilkinson Parkway, Suite 300, Atlanta, Georgia 30339-3632, Attention: Corporate Secretary; telephone number (770) 444-5300.

     You should rely only on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with information that is different from that which is contained or incorporated by reference in this prospectus. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     THIS PROSPECTUS INCLUDES STATEMENTS WHICH MAY CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934. THOSE STATEMENTS INCLUDE STATEMENTS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF MEDAPHIS AND MEMBERS OF MEDAPHIS'S MANAGEMENT TEAM AS WELL AS THE ASSUMPTIONS ON WHICH SUCH STATEMENTS ARE BASED. PROSPECTIVE INVESTORS ARE CAUTIONED THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES, AND THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS CURRENTLY KNOWN TO MEDAPHIS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN FORWARD-LOOKING STATEMENTS ARE SET FORTH IN THE "RISK FACTORS" SECTION OF THIS PROSPECTUS AND THE SAFE HARBOR COMPLIANCE STATEMENT FOR FORWARD-LOOKING STATEMENTS INCLUDED AS AN EXHIBIT TO THE REPORTS FILED BY MEDAPHIS WITH THE COMMISSION UNDER THE SECURITIES EXCHANGE ACT OF 1934 AND INCORPORATED HEREIN BY REFERENCE. MEDAPHIS UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE FORWARD-LOOKING STATEMENTS TO REFLECT CHANGED ASSUMPTIONS, THE OCCURRENCE OF UNANTICIPATED EVENTS OR CHANGES TO FUTURE OPERATING RESULTS OVER TIME.

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

                                  RISK FACTORS

     Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide whether to purchase shares of our common stock.

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.

     We have a significant amount of indebtedness and, as a result, significant obligations to make payments on our debt. If we are unable to make the required debt payments, we could be required to reduce or delay capital expenditures, sell certain of our assets, restructure or refinance our indebtedness, or seek additional equity capital. Our ability to make payments on our debt obligations will depend on our future operating performance, which will be affected by certain conditions that are beyond our control.

     Our substantial indebtedness could have important consequences to our financial performance. For example:

     - our ability to obtain additional financing in the future may be impaired;

     - if a substantial portion of our cash flow from operations is dedicated to the payment of debt, we may have reduced funds available for operations;

     - the terms of our existing debt places restrictions on us, including our ability to incur additional debt or pay dividends; and

     - we may be more leveraged than our competitors, which may limit our flexibility to respond to changes in the marketplace and may place us at a competitive disadvantage.

WE ARE SUBJECT TO ONGOING LITIGATION AND A GOVERNMENT INVESTIGATION WHICH MAY ADVERSELY AFFECT OUR BUSINESS.

     We are involved in several lawsuits which may expose us to material loss contingencies. These lawsuits include claims brought by former stockholders of companies that we acquired. We have also received written demands from customers and former customers that have not yet resulted in legal action and may receive demands with respect to the operation of our business and actions we have taken, including modifications made to a computerized coding system tool to assist in healthcare reimbursement used by one of our subsidiaries and the transition from the computerized coding tool to manual coding. We are also subject to a formal, non-public investigation by the Securities and Exchange Commission into, among other things, trading and other issues relating to restatements of our financial statements.

     We may not be able successfully to defend any of these lawsuits. In addition, other lawsuits may be filed and other governmental investigations may be commenced against us. Existing or new lawsuits or new government investigations could have a material adverse effect on us. The ongoing governmental investigation against us may result in significant fines, damages or other penalties and the Commission could require further restatements of our financial statements. The investigation could have a material adverse effect on us. Also, in the event of an adverse outcome with respect to pending lawsuits, there is the risk that our insurance coverage may not fully cover any damages assessed against us. The litigation with which we are involved (as well as future litigation) could have a disruptive effect upon the operations of the business and consume the time and attention of our senior management.

WE HAVE INCURRED SIGNIFICANT LOSSES IN RECENT YEARS.

     We had losses in each of 1995, 1996, 1997 and 1998. Most of these losses result from restructuring and other charges, litigation settlements, intangible asset impairment, and acquisition costs. We cannot assure you when or if we will become profitable in the future.

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WE MAY HAVE TO ADJUST THE CARRYING VALUE OF OUR INTANGIBLE ASSETS.

     We may have to incur intangible asset impairment charges in the future, and the incidence of such charges could adversely affect our results of operations. We continually monitor results of operations and other developments within our business and our industry as they relate to our cash flow forecast in order to determine if an adjustment is necessary to the carrying value of our intangible assets. For example, during the third quarter of 1998, we believed there were events and changes in circumstances that warranted a re-assessment as to whether the carrying amount of the intangible assets for our physician services segment was still recoverable. As a result, we recorded an intangible asset impairment charge of $390.6 million to adjust the intangible assets of our physician services segment to their fair value.

WE HAVE SUFFERED SIGNIFICANT SETBACKS IN RECENT YEARS AND MAY NOT BE ABLE TO TURNAROUND SUCCESSFULLY.

     We have suffered several setbacks in recent years, including:

     - government investigations;

     - the failure successfully to integrate acquired companies;

     - restatements of our 1994, 1995, 1996 and interim 1997 financial statements;

     - the discontinuance of the operations of one of the businesses we acquired;

     - the abandonment of an extensive reengineering program that failed;

     - a steep drop in the price of our common stock; and

     - the filing of various lawsuits and claims against us.

     As a result of these setbacks, we have been operating in what is commonly described as a "turnaround" situation. In addition to risks associated with "turnaround" situations, we face certain challenges more specific to our operations, including:

     - successfully integrating acquired companies;

     - shifting our strategic focus from acquiring compatible businesses to running our existing businesses efficiently and profitably;

     - managing our customers' perceptions of our continued viability and focusing on customer service;

     - combating employee turnover;

     - reducing costs and increasing efficiencies; and

     - reevaluating the efficiency of our operations following our abandonment of the reengineering initiative in 1996.

WE MAY NOT BE ABLE TO KEEP UP WITH CHANGES IN OUR INDUSTRY.

     The markets for our software products and services are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. We may not be able to keep pace with changes in our industry. Our success depends in part upon our ability to:

     - enhance our existing products and services;

     - introduce new products and services quickly and cost effectively;

     - achieve market acceptance for new products and services; and

     - respond to emerging industry standards and other technological changes.

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     Also, our competitors may develop competitive products that could adversely affect our operating results. In addition, it is possible that:

     - we will be unsuccessful in refining, enhancing and developing our software and billing systems going forward;

     - the costs associated with refining, enhancing and developing our software and systems may increase significantly in the future; or

     - our existing software and technology will become obsolete as a result of ongoing technological developments in the marketplace.

WE COULD LOSE CERTAIN CUSTOMERS IF WE ARE NOT SUCCESSFUL ON SEVERAL MAJOR CLIENT PROJECTS.

     Our client/server information technology business involves projects designed to reengineer customer operations through the strategic use of imaging, client/server and other advanced technologies. Failure to meet our customers' expectations with respect to a major project could have the following consequences:

     - damage our reputation and standing in this marketplace;

     - impairment of our ability to attract new client/server information technology business;

     - the payment of damages to a customer; and

     - the inability to collect for services already performed on the project.

WE MAY INCUR ADDITIONAL COSTS BECAUSE OF POTENTIAL "YEAR 2000" PROBLEMS.

     Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results as we approach or when we reach the Year 2000.

     We have undertaken an assessment of our Year 2000 issues. We have identified some older computer systems that we will replace with more efficient processing systems, rather than attempting to make all these older systems Year 2000 compliant. Until we have replaced all these older systems, we cannot be sure that our efforts to address Year 2000 issues are appropriate, adequate or complete. In addition, we cannot be sure that we have identified all Year 2000 problems in the computer systems of our customers, vendors or resellers, or that we will be able to successfully remedy any future problems that are discovered.

     As a result of Year 2000 issues and the replacement of older computer systems, we may suffer the following consequences:

     - we may incur a significant amount of additional expenses to remedy Year 2000 issues and we may experience a significant loss of revenues;

     - our existing customers may be adversely impacted by Year 2000 problems, which could cause fluctuations in our revenue; and

     - our failure to identify and remedy all Year 2000 problems could put us at a competitive disadvantage relative to companies that have corrected such problems.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY WITH OTHER MANAGEMENT SERVICES COMPANIES.

     The medical management services business is highly competitive. We compete with national and regional physician and hospital reimbursement organizations and collection businesses, national information and data processing organizations, and physician groups and hospitals that provide their own business management services. We are uncertain whether we can continue to compete successfully with competitors.

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     Potential industry and market changes that could adversely affect our ability to compete for billing and collection business include:

     - an increase in the number of managed care providers compared to fee-for-service providers; and

     - new alliances between healthcare providers and third-party payors in which healthcare providers are employed by such third-party payors.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY WITH OTHER INFORMATION TECHNOLOGY COMPANIES.

     The business of providing application software, information technology and consulting services is also highly competitive. We compete with national and regional companies in this regard. Certain of our competitors have longer operating histories and greater financial, technical and marketing resources than we do. We are uncertain whether we can continue to compete successfully with these competitors.

OUR REVENUE AND OPERATIONS MAY BE ADVERSELY AFFECTED BY PRICING PRESSURES WHICH ADVERSELY AFFECT OUR CUSTOMERS.

     We believe that the revenue growth rate experienced by our healthcare clients continues to be adversely affected by increased managed care pricing and declining government reimbursement levels. At the same time, the process of submitting healthcare claims for reimbursement to third-party payors in accordance with applicable industry and regulatory standards grows in complexity and cost. We believe that these trends have adversely affected and could continue to adversely affect our customers' revenues and profitability and, therefore, adversely affect us too.

CHANGES IN THE HEALTHCARE MARKETPLACE MAY DECREASE DEMAND FOR OUR BILLING SERVICES.

     In general, consolidation initiatives in the healthcare marketplace may result in fewer potential customers for our services. Some of these types of initiatives include:

     - employer initiatives such as creating purchasing cooperatives, like HMOs;

     - provider initiatives, such as risk-sharing among healthcare providers and managed care companies through capitated contracts; and

     - integration among hospitals and physicians into comprehensive delivery systems.

     We believe that the continued consolidation of management and billing services through integrated delivery systems could result in a decrease in demand for our billing and collection services for particular physician practices.

FUTURE INVESTIGATIONS OF HEALTHCARE BILLING AND COLLECTION PRACTICES MAY ADVERSELY AFFECT OUR BUSINESS.

     Our medical billing and collection activities are also governed by numerous federal and state civil and criminal laws. Federal and state regulations increasingly use these laws to investigate healthcare providers and companies like us, that provide billing and collection services. In connection with these laws:

     - we may be subjected to federal or state government investigation and possible civil or criminal fines;

     - we may ultimately be required to defend a false claims action;

     - we may be sued by private payors; or

     - we may be excluded from Medicare, Medicaid and/or other government funded healthcare programs.

     We have been the subject of several federal investigations, and we may become the subject of false claims litigation or additional investigations relating to our billing and collection activities. Any such proceeding or investigation could have a material adverse effect on our business.

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

     The ownership and operation of hospitals is also subject to comprehensive regulation by federal and state governments which may adversely affect hospital reimbursement. This regulation could have an adverse effect on the operations of hospitals in general, and consequently reduce the amount of our revenues related to hospital clients. Current or future government regulations or healthcare reform measures may have a material adverse effect upon our business.

OUR STOCK PRICE HAS BEEN VOLATILE AND COULD CONTINUE TO FLUCTUATE SUBSTANTIALLY.

     Our common stock is listed on the Nasdaq National Market. The market price of our common stock has been volatile and could fluctuate substantially, based on a variety of factors, including the following:

     - announcements relating to governmental investigations;

     - our liquidity and financial resources;

     - our divestiture of businesses;

     - the status of lawsuits or other demands;

     - healthcare reform measures;

     - quarter-to-quarter and year-to-year variations in financial results; and

     - failure to continue to meet Nasdaq National Market listing requirements.

     Furthermore, stock prices for many companies fluctuate widely for reasons that may be unrelated to their operating results. These fluctuations and general economic, political and market conditions may adversely affect the market price of our common stock.

                                  THE COMPANY

     Medaphis, which was incorporated in 1985 in Delaware, provides healthcare information products and business management services, together with enabling technologies in selected industries. Medaphis provides its products and services through its Healthcare Services Group and Per-Se Technologies, its Information Technologies Group.

     The Healthcare Services Group provides a range of business management services to physicians and hospitals, including clinical data collection, data input, medical coding, billing, cash collections and accounts receivable management. These services are designed to assist customers with the business management functions associated with the delivery of healthcare services, allowing physicians and hospital staff to focus on providing quality patient care. We believe these services also assist physicians and hospitals in improving cash flows and reducing administrative costs and burdens. Per-Se Technologies provides application software and a broad range of information technology and consulting services to healthcare and other service-oriented markets such as energy, communications and financial services.

     Medaphis markets its products and services primarily to integrated healthcare delivery networks, hospitals, physician practices, long-term care facilities, home health providers and managed care providers. Medaphis serves approximately 20,700 physicians and 2,700 hospitals predominantly in North America. We also sell our software solutions and systems integration services internationally, both directly and through distribution agreements, in the United States, Canada, England and Germany.

                                USE OF PROCEEDS

     Medaphis will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

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                              SELLING STOCKHOLDERS

     The following table sets forth certain information about the selling stockholders. The shares covered by this prospectus may be offered from time to time by the selling stockholders. See "Plan of Distribution."

                                                                                                     PERCENTAGE OF
                                  SHARES BENEFICIALLY    SHARES OFFERED    SHARES BENEFICIALLY        SHARES OWNED
                                     OWNED BEFORE         PURSUANT TO          OWNED AFTER             AFTER THIS
NAME                                 THIS OFFERING      THIS OFFERING(1)    THIS OFFERING(2)          OFFERING(3)
----                              -------------------   ----------------   -------------------       -------------
The Canopy Group, Inc. f/k/a NFT
  Ventures, Inc.................       8,086,205           3,650,000            4,436,205                 5.28%
NP Ventures, Ltd................       1,387,325           1,000,000              387,325                    *
Mark Rogers.....................         583,484             350,000              233,484                    *

---------------

  * Less than 1%.
(1) This number represents the maximum number of shares which may be offered and sold under this prospectus. There is no assurance that the selling stockholders will sell any or all of the offered shares.
(2) Assumes (i) that all of the shares of Medaphis common stock held by the selling stockholders and being offered under this prospectus are sold, (ii) that the selling stockholders acquire no additional shares of Medaphis common stock prior to the completion of this offering, and (iii) that the shares of Medaphis common stock held by the selling stockholders which are not being offered pursuant to this prospectus are not sold.
(3) Based on an aggregate of 84,027,931 shares of Medaphis common stock outstanding as of May 7, 1999.

CERTAIN RELATIONSHIPS AMONG THE SELLING STOCKHOLDERS AND MEDAPHIS

     Medaphis acquired BSG Corporation on May 6, 1996 in a stock-for-stock merger transaction that resulted in BSG Corporation becoming a wholly owned subsidiary of Medaphis. Each of the selling stockholders was a stockholder in BSG Corporation when it was acquired by Medaphis. The shares covered by this prospectus were issued to the selling stockholders in settlement of various claims made by the selling stockholders and certain of their affiliates against Medaphis arising from that merger. In connection with that settlement and the issuance of the shares covered by this prospectus, Medaphis agreed to take certain actions necessary to register the resale of those shares, including the preparation and filing of a registration statement under the Securities Act of 1933 (of which this prospectus forms a part), maintaining the effectiveness of such registration statement for a period of one year from the date the registration statement is declared effective, and paying certain expenses associated with the registration statement or this prospectus.

     Prior to Medaphis's acquisition of BSG, Steven G. Papermaster, an affiliate of NP Ventures, Ltd., served as chairman and chief executive officer of BSG. On May 6, 1996, Mr. Papermaster entered into an employment agreement with BSG and Medaphis pursuant to which he served as chairman, president and chief executive officer of BSG and a group of related Medaphis subsidiaries following Medaphis' acquisition of BSG. In addition, Mr. Papermaster served as executive vice president and a director of Medaphis from May 1996 until his formal resignation in March 1997, although Mr. Papermaster had ceased active involvement with Medaphis and BSG in December 1996. Mr. Papermaster's employment agreement expired on May 6, 1998 and he is no longer associated with Medaphis.

     Each of Mark Rogers and Raymond J. Noorda, an affiliate of The Canopy Group, Inc. f/k/a NFT Ventures, Inc., served as a director of BSG prior to Medaphis' acquisition of BSG.

     The merger agreement between Medaphis and BSG provides that until May 6, 2001 Medaphis will nominate a designee of Messrs. Noorda and Papermaster to the Medaphis board of directors. Messrs. Noorda and Papermaster originally named Mr. Papermaster as their designee, who served as a Medaphis director from May 1996 until his formal resignation in March 1997. Since Mr. Papermaster's

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

resignation as a director of Medaphis in March 1997, Messrs. Noorda and Papermaster have not designated a nominee to the Medaphis board.

     Mr. Papermaster is presently being indemnified by Medaphis with respect to certain claims against him in his capacity as a former officer and director of Medaphis and BSG.

                              PLAN OF DISTRIBUTION

     Medaphis is registering the 5,000,000 shares on behalf of the selling stockholders. As used herein, "selling stockholders" includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by Medaphis. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders. Sales of shares may be effected by selling stockholders from time to time, in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised Medaphis that, as of the date of this prospectus, they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders. The selling stockholders may subsequently determine to utilize registered broker-dealers in connection with the sale of the shares.

     The selling stockholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or other (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under such Act. Medaphis has agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act of 1933. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

     Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the such Act. Medaphis has informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exception from the registration or qualification requirement is available and is complied with.

     Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of such Rule.

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     Upon Medaphis being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon Medaphis being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed if required.

                                 LEGAL MATTERS

     A legal opinion to the effect that the shares offered hereby by the selling stockholders are validly issued, fully paid and non-assessable has been rendered by Randolph L.M. Hutto, Esq., Atlanta, Georgia, Executive Vice President and General Counsel of Medaphis.

                                    EXPERTS

     The consolidated financial statements of Medaphis Corporation incorporated in this prospectus by reference to the Annual Report on Form 10-K of Medaphis Corporation for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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